July 5, 2007



Mr. David Ayre
9 Golf Court
Ridgefield, Conn. 06877


Dear David:

This letter is to re-confirm Nike's offer to employ you as its Vice President of Global Human Resources, with responsibility for Talent Management, Compensation, and Performance Management and Rewards. We feel your experience and talents will be of great value to NIKE. As now decided, your employment will commence on Monday, July 16, 2007.

We are offering you an annualized salary of $625,000 which will be paid on a bi-weekly basis.

We are also offering you a sign-on bonus of $750,000 which will be issued with your first paycheck. Bonus payments are subject to the appropriate withholdings and deductions.

As a Nike employee, you will participate in the Performance Sharing Plan (PSP). PSP is a bonus program based upon a percentage of your eligible paid fiscal year earnings (June 1 - May 31), and is distributed in August of each year if we achieve our Pre-Tax Income goals for the year. The target PSP percentage for this position is 70%. This incentive bonus will vary based upon company performance. If extraordinary performance is achieved, you can earn up to 150% of your target award.

Subject to approval by the Nike, Inc. Compensation Committee of the Board of Directors, and to the terms of Nike's 1990 Stock Incentive Plan, as it may be amended from time to time, Nike will grant you an initial "sign-on" option to purchase 50,000 shares of Nike, Inc. Class B Common Stock with an exercise price equal to the closing market price on the date of grant. The option will vest 25 percent per year, and have a ten year term. The effective date of the grant will coincide with the first Compensation Committee meeting following commencement of your employment, now scheduled for July 20, 2007.

Subject to approval by the Nike, Inc. Compensation Committee and to the terms of Nike's 1990 Stock Incentive Plan, as it may be amended from time to time, Nike will also grant you $1,000,000 worth of Nike, Inc. Class B Common Stock, which shall be "restricted." These restricted shares will vest at the rate of one-third per year over the three years following the date of grant. Under normal circumstances the restrictions on these shares will lapse ratably over three years; however, in the event Nike terminates your employment without cause within the first three years of employment, the restrictions will lapse and any unvested shares will vest upon termination. The effective date of the grant will coincide with the first Compensation Committee meeting following commencement of your employment, now scheduled for July 20, 2007.

On the first company-wide general stock and stock option grant date following commencement of your employment, which as noted above will coincide with the July 20, 2007 meeting of the Compensation Committee, Nike will grant you an option to purchase 33,000 shares of Nike, Inc. Class B Common Stock with an exercise price equal to the closing price on the date of grant. The number of shares and terms of the annual award will in the future be subject to your individual performance, approval by the Nike, Inc. Compensation Committee, and the terms of the Nike, Inc. 1990 Stock Incentive Plan, as it may be amended from time to time.

Also on July 20, 2007, Nike shall grant you $500,000 worth of Nike, Inc. Class B Common Stock, which shall be "restricted." These restricted shares shall be in addition to the "sign-on" restricted shares referenced above and in this case vest at the rate of one-half per year over the two years following the date of grant.

You will be eligible to participate in Nike's Long Term Incentive Plan
(LTIP). The LTIP is designed to reward you based on Nike's Revenue and Earnings Per Share performance over a three-year period. The plan could pay out more or less than target depending on Nike's performance. If extraordinary performance is achieved, you can earn up to 150% of your target award. Plan awards are made in cash at the end of the three-year performance period.

As a Vice President, your target award will be $300,000. Since you are joining Nike mid-way in some Plan years, your target award would
normally be pro-rated for Fiscal Years '08 and '09.    However, you
will be paid an additional cash bonus each year beginning with the FY08 plan as if you had been a full participant in each of the three years of the plan (see chart below).

          3-Year Performance      Normal Target      Award Target Award after
                Period          Award if Start July    Special Make-up Bonus


FY08 LTIP  FY06, FY07, FY08         $100,000                 $300,000

FY09 LTIP  FY07, FY08, FY09         $200,000                 $300,000

FY10 LTIP  FY08, FY09, FY10         $300,000                 $300,000
                                                          (no pro-ration)


You will be eligible for corporate benefits starting the first day of the month following 30 days of employment. Amongst the large suite of corporate benefits offered, included is Nike's 401(K) and Profit Sharing Plan. Provided you enroll in the plan, Nike will match 100% of the first 5% of your before tax contributions up to the IRS dollar limit. You are 100% vested in the 401(K) plan at all times.

In addition, Nike makes contributions to your profit sharing account. The amount varies each year and is based on Nike's annual financial performance results. You must be employed on June 1 and May 31 of the plan year and you must complete 1,000 or more hours of service to be eligible for a contribution. You become vested in your Profit Sharing Account based on years of service and are fully vested after five years.

Deferred Compensation Plan (DCP)
________________________________

You are eligible to contribute to the DCP. This non-qualified plan offers several investment options and provides the advantage of tax deferring a percentage of your salary as well as your PSP bonus and long-term incentive payments.

Each year Nike will deposit to your DCP account an amount equal to profit sharing plan contributions forgone as a result of IRS dollar limits related to qualified benefit plans; and, in addition, Nike will make an annual "special" contribution of $100,000 to your DCP account. This special company contribution will vest in the same proportion and over the same time period as vesting under the above referenced profit sharing plan and will be made in August of each year beginning in August 2007.

As a Vice President, you are defined as a "key employee" under the DCP subject to special plan provisions. Under these provisions, you will not be able to receive a distribution until six months from the date of separation from service. This six-month delay does not apply to distributions on account of death, disability, or unforeseeable financial hardship or to scheduled withdrawals. Further details on this plan will be provided to you.

Executive Financial Services Program
____________________________________

You will be eligible to receive 50% reimbursement up to $5,000 per calendar year for fees charged by financial service providers for time spent giving advice and assistance in the following areas:
      - Tax Planning and Tax Return Preparation
      - Investment Planning
      - Cash Flow Planning
      - Retirement Planning
      - Estate Planning
      - Insurance Planning/Risk Management

Executive Travel
________________

You have the option of electing to travel first class.

Parking Space
_____________

You will also receive a reserved parking space.

Blackout and Pre-Clearance Policy

You are covered under the Nike, Inc. Blackout and Pre-Clearance Policy (see attached for details). This policy is in addition to and supplements the Nike, Inc. Insider Trading Policy. In the course of your job at Nike, you may become aware of information about the Company or another company that we do business with which is not available to the public. The use of this information to trade in the stock of Nike or another company is against Nike policy. It is also illegal. The type of information covered by these standards includes any information that might influence an investor to buy or sell Nike stock or the stock of another company with which Nike may be doing or considering doing business. If you need additional information, please contact John Coburn, Legal Department, at (503) 671-3167.

Your relocation benefits include the following:
      - Van line service - full pack
      - Lump sum payment of $1,000.00 (net)
      - Up to 90 days temporary living accommodations
      - Transportation of up to two autos
      - Up to 90 days temporary storage
      - Rental car up to 30 days if needed
      - 1 house/apartment hunting trip
      - Final trip transportation for you and your family
      - Guaranteed Home Sale Program

In the event of a voluntary termination of employment with NIKE for any reason, all continuing relocation benefits and reimbursements will cease as of the date of termination. In addition, if the date of termination is within one year of the effective date of your hire date, you will be required to repay a pro-rated portion of the relocation cost as established by Human Resources. Your acceptance of this offer is also an acceptance of this repayment obligation.

This offer, and your acceptance thereof, is contingent upon your acceptance of the Covenant Not to Compete and Non-Disclosure Agreement (enclosed). You must return a signed copy before the effective date of your new position. This letter constitutes your offer with Nike and supersedes all prior oral and written communications. As a part of our agreement, you acknowledge that your employment at Nike is "at will". This means that you may resign from Nike or Nike may end the employment relationship at any time, with or without cause, and with or without notice.

David, we feel that you have a great deal to contribute to the team and we hope that you will continue to find opportunity, challenge, and satisfaction as part of the team. If you have any questions, please feel free to contact me or Lindsay Stewart at (503) 671-2629.

Regards,


Mark Parker
President/CEO
Nike, Inc.

cc:  Lindsay Stewart
     Marc Bohn